SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                                   ALTEON INC.
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                         (Title and Class of Securities)

                                   02144G-10-7
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

      |_| Rule 13d-1(b)

      |x| Rule 13d-1(c)

      |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 02144G-10-7                                          Page 2 of 7 Pages
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     IB PARTNERS MANAGEMENT, INC., IRS number 74-3092655,
      As general partner on behalf of:

     InvestBio Partners, L.P., IRS number 74-3092654, and
     InvestBio Single Target, L.P., IRS number 20-1615918.
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IB Partners Management, Inc.-  CO
     InvestBio Partners, L.P. and InvestBio Single Target, L.P.-  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 02144G-10-7                                          Page 3 of 7 Pages
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scott L. Mathis
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN, HC (control person)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 02144G-10-7                                          Page 4 of 7 Pages
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Item 1(a).  Name of Issuer:

            Alteon Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            6 Campus Drive, Parsippany, NJ  07054

Item 2(a).  Name of Person Filing:

            (i)   IB Partners Management, Inc.

            (ii)  InvestBio Partners, L.P.

            (iii) InvestBio Single Target, L.P.

            (iv)  Scott L. Mathis

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            500 Fifth Avenue, 54th Fl., New York, NY  10110

Item 2(c).  Citizenship:

            Not Applicable.

Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 par value.

Item 2(e).  CUSIP Number:

            02144G-10-7

Item 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), check whether the person filing is a:

            (a)   |_|   Broker or Dealer registered under Section 15 of the Act.

            (b)   |_|   Bank as defined in Section 3(a)(6) of the Act.

            (c)   |_|   Insurance Company as defined in Section 3(a)(19) of the
                        Act.

            (d)   |_|   Investment Company registered under Section 8 of the
                        Investment Company Act.

            (e)   |_|   Investment Adviser registered in accordance with Rule
                        13d-1(b)(1)(ii)(E).

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CUSIP No. 02144G-10-7                                          Page 5 of 7 Pages
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            (f)   |_|   Employee Benefit Plan or Endowment Fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F).

            (g)   |_|   Parent Holding Company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G).

            (h)   |_|   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.

            (i)   |_|   A church plan that is excluded from the definition of an
                        investment company under Section 3(c) (14) of the Investment Company Act of 1940.

            (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                        If this Statement is filed pursuant to Rule 13d-1(c), check this box |X|.

Item 4.     Ownership.

                  (a)   Amount beneficially owned: 0

                  (b)   Percent of Class: 0%

                  (c)   Number of Shares as to which the person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote: 0

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared Power to dispose or to direct the disposition of: 0

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X].

Item 6      Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable.

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CUSIP No. 02144G-10-7                                          Page 6 of 7 Pages
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Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

Date: January 23, 2006                  IB PARTNERS MANAGEMENT, INC.,

                                        By: /s/ Scott L. Mathis
                                            ------------------
                                            Name: Scott L. Mathis
                                            Title: President

                                        INVESTBIO PARTNERS, L.P. and
                                        INVESTBIO SINGLE TARGET, L.P.

                                        By: IB PARTNERS MANAGEMENT, INC.,
                                               General Partner

                                        By: /s/ Scott L. Mathis
                                            ---------------------
                                            Name: Scott L. Mathis
                                            Title: President

                                               /s/ Scott L. Mathis
                                               Scott L. Mathis, Control Person

                                    EXHIBIT A

                IDENTIFICATION AND CLASSIFICATION OF JOINT FILERS

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the reporting persons making this joint filing are identified and classified as follows:

         Name                                   Classification
         ----                                   --------------

IB Partners Management, Inc.        Corporate general partner of InvestBio
                                    Partners, L.P. and InvestBio Single Target,
                                    L.P.

InvestBio Partners, L.P.            Partnership

InvestBio Single Target, L.P.       Partnership

Scott L. Mathis                     Individual and control person of IB Partners
                                    Management, Inc.